BARK Announces Appointment of Two New Independent Directors

Seasoned Industry Executives Paulette Dodson and Michele Meyer Bring Complementary Skillsets
and Public Company Experience to Board
NEW YORK – March 30, 2023 – BARK, Inc. (“BARK” or the “Company”) (NYSE: BARK), a leading global omnichannel dog brand with the mission to make all dogs happy, today announced that, effective immediately, Paulette Dodson and Michele Meyer are joining the Company’s Board of Directors (the “Board”).

Ms. Dodson and Ms. Meyer each bring significant industry experience, rounding out the Board’s experience across operations, legal, corporate governance, marketing, and finance functions. Ms. Dodson is the former General Counsel and Corporate Secretary at Alight, Inc., PetSmart Inc., and Sara Lee Corporation, and Ms. Meyer is the former President of the Snacks and Meals Operating Units at General Mills, Inc.

“We are pleased to welcome Paulette and Michele, two highly esteemed and proven executives with significant industry and public company experience, to our Board,” said Matt Meeker, Co-Founder and Chief Executive Officer of BARK. “Paulette is a trusted advisor who throughout her career has played an integral role in driving strategic change on a global scale, including at PetSmart. Similarly, Michele’s combination of creative, strategic, and operational experience will bring important insights to BARK as we continue to deliver on our long-term growth strategy. Their collective experience driving significant value at leading consumer, retail, and food brands will be additive to BARK’s Board and help us better serve our customers and shareholders.”

“I have long admired the brand BARK is building and the differentiated products and services offered across its impressive array of business lines,” said Ms. Dodson. “I am pleased to join the Board at this exciting point in the Company’s journey and look forward to working collaboratively with my fellow directors to help create value for all stakeholders.”

“I have great respect for BARK’s unique mission to improve the lives of dogs through personalized data-driven insights and an unparalleled focus on customer engagement,” said Ms. Meyer. “I look forward to working closely with the Company’s leadership team and Board to continue to execute on this mission.”

About Paulette Dodson
Ms. Dodson is a highly experienced legal, strategic, and operational executive who most recently served as General Counsel and Corporate Secretary at Alight, Inc. (NYSE: ALIT), a global human capital and business solutions provider. Prior to that, Ms. Dodson served as Senior Vice President, General Counsel and Corporate Secretary of PetSmart, Inc., where she guided the board and company through major corporate transactions and change. She also led PetSmart Charities, North America’s largest animal welfare organization at the time, through a full strategic review and organizational transformation. Previously, Ms. Dodson was General Counsel, Corporate Secretary, and Chief Counsel for North America at CPG company Sara Lee Corporation, and Assistant General Counsel of publishing at the Tribune Company. Ms. Dodson currently serves as a member of the boards of directors of Mather, Portillo’s Inc. (NASDAQ: PTLO), and the United Way of Metro Chicago. She holds a BA from City College of New York and JD from Cornell Law School.

About Michele Meyer
Ms. Meyer is a CPG industry veteran who worked for over 30 years at General Mills, Inc. Most recently, Ms. Meyer served as President of the Snacks Operating Unit, where she led the unit to market share growth through new product launches and strategic advertising, marketing, digital and eCommerce initiatives. During her tenure at General Mills, Ms. Meyer held multiple P&L leadership roles, including as President of Small Planet Foods as well as the Meals Operating Units, and led multiple M&A initiatives, including the acquisitions of Larabar, Food Should Taste Good and Annie’s Brands. Ms. Meyer currently serves as a member of the boards of directors of Quinn Foods and Kevin’s Natural Foods and is a former board member of GNC. She holds a BA in Economics from Vanderbilt University and MBA from the University of Texas, Austin.

About BARK
BARK is the world’s most dog-centric company, devoted to making dogs happy with the best products, services and content. BARK’s dog-obsessed team applies its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, wildly satisfying treats, great food for your dog’s breed, effective and easy to use dental care, and dog-first experiences that foster the health and happiness of dogs everywhere. Founded in 2011, BARK loyally serves dogs nationwide with themed toys and treats subscriptions, BarkBox and BARK Super Chewer; custom product collections through its retail partner network, including Target and Amazon; its high-quality, nutritious meals made for your breed with BARK Food; and products that meet dogs’ dental needs with BARK Bright®. At BARK, we want to make dogs as happy as they make us because dogs and humans are better together. Sniff around at bark.co for more information.

Contacts
Investors:
Michael Mougias
investors@barkbox.com

Media:
Garland Harwood
press@barkbox.com